Exhibit 99.1

Schlumberger Announces Second-Quarter 2010 Results

PARIS, July 23, 2010 – Schlumberger Limited (NYSE:SLB) today reported second-quarter 2010 revenue of $5.94 billion versus $5.60 billion in the first quarter of 2010, and $5.53 billion in the second quarter of 2009.

Income from continuing operations attributable to Schlumberger excluding charges was $818 million—an increase of 9% sequentially and essentially flat year-on-year. Diluted earnings-per-share from continuing operations attributable to Schlumberger excluding charges was $0.68 versus $0.62 in the previous quarter, and $0.68 in the second quarter of 2009.

Schlumberger recorded charges of $75 million ($0.06 per share) in the first quarter of 2010 and $207 million ($0.17 per share) in the second quarter of 2009. There were no charges recorded in the second quarter of 2010.

Oilfield Services revenue of $5.44 billion increased 7% sequentially and 10% year-on-year. Pretax segment operating income of $1.07 billion was up 11% sequentially and 5% year-on-year.

WesternGeco revenue of $476 million increased 1% sequentially but decreased 15% year-on-year. Pretax segment operating income of $47 million decreased 31% sequentially and 52% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Sequential revenue increases were recorded in all Areas as were sequential margin improvements led by strong performances in North America and Latin America.

In North America, high activity and improved pricing in the US Land GeoMarket more than offset the revenue effects of the Canadian spring break-up and the reduced offshore activity late in the quarter following the start of the drilling moratorium in the US Gulf of Mexico. In Latin America, Mexico and Brazil led the revenue improvement.

In the other Areas, activity steadily improved as we had forecast. In Europe/CIS/Africa, a strong rebound in Russia and the North Sea was somewhat offset by slow activity in North Africa and lower demand for exploration-related services in West & South Africa.

At WesternGeco, flat revenues were accompanied by a significant decrease in operating income as strong increases in Marine and Data Processing could not offset the lower margin effect of reduced Multiclient activity following the seasonally stronger first-quarter sales.

Looking forward to the remainder of the year, we see a continued slow build of activity in the second half in most parts of the world. In particular, the US Land, Brazil, North Sea and Russia will be GeoMarkets of continued strength. Meanwhile, we see continued growth across most of the Middle East & Asia GeoMarkets. This will be partially offset by reductions in IPM activity in Mexico in both Chicontepec and Burgos.

In the deepwater Gulf of Mexico, we are not planning for any resumption of drilling activity this year. In deepwater activity elsewhere we have not seen, nor do we expect to see, any significant delays or program reductions as a result of the US Gulf of Mexico drilling moratorium. Internationally, operators, contractors and regulatory bodies have stepped up maintenance and verification of key well control equipment and procedures, but have not restricted actual drilling activity.

The outlook for WesternGeco will be governed by the evolution of the Multiclient market in the US Gulf of Mexico, which remains uncertain at this time.

At Schlumberger we began a program three years ago called “Excellence in Execution”. This program was designed to create a step change in the service quality and efficiency we provide and, in deepwater, was aimed at enabling our clients to reduce the risk and cost of deepwater operations. The program, in addition to equipment and procedural improvements, provides for competency certification of all personnel involved in deepwater operations. We are encouraged by the results as well as by our customers’ acceptance of this multiyear initiative.

We believe that the contribution of deepwater discoveries has been, and will remain, very significant to future hydrocarbon production. We therefore welcome the current efforts to better understand and control the risks associated with these types of operations. While additional control and oversight will undoubtedly add cost, we expect this will be offset in the long run by improvements in operating procedures and technology.

The recovery in world demand for oil has been reasonably robust and current forecasts for the coming year remain consistent with slowly increasing levels of exploration and production activity. Natural gas economics remain more challenging, as supply of both LNG and unconventional gas in the US would appear to continue to outstrip the demand recovery. Overall, therefore, we see the current trend of a slow but sure recovery in activity as likely to continue without change until we have a clearer view of the sustainability of the recovery in the world economy.”

Other Events:

•

On April 23, 2010, Schlumberger completed the acquisition of Geoservices, a privately-owned French oilfield services company specialized in mud logging, slickline and production surveillance operations. The total value of the transaction, including the assumption of net debt, was approximately $1.0 billion.

•

During the quarter, Schlumberger repurchased 8.4 million shares of its common stock at an average price of $63.33 for a total purchase price of $535 million under the stock repurchase program approved by the Schlumberger Board of Directors on April 17, 2008.

Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Second Quarter		Six Months
Periods Ended June 30	2010	2009	2010	2009

Revenue	$5,937	$5,528	$11,534	$11,528
Interest and other income, net (1)	51	60	115	137
Expenses
Cost of revenue	4,576	4,432	8,918	8,942
Research & engineering	216	197	423	386
General & administrative	145	131	289	261
Merger & integration (2)	4	—	39	—
Interest	53	61	98	116

Income before taxes	994	767	1,882	1,960
Taxes on income (2)	177	152	391	404

Net Income	817	615	1,491	1,556
Net Income attributable to the noncontrolling interests	1	(2)	(1)	(4)

Net Income attributable to Schlumberger (2)	$818	$613	$1,490	$1,552

Diluted Earnings Per Share of Schlumberger	$0.68	$0.51	$1.23	$1.28

Average shares outstanding	1,192	1,197	1,194	1,197
Average shares outstanding assuming dilution	1,208	1,214	1,211	1,212

Depreciation & amortization included in expenses (3)	$638	$626	$1,258	$1,235

1)	Includes interest income of:

Second Quarter 2010 - $15 million (2009 - $17 million)

Six months 2010 - $31 million (2009 - $36 million)

2)	See page 7 for details of charges.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)

Assets	Jun. 30, 2010	Dec. 31, 2009
Current Assets
Cash and short-term investments	$3,078	$4,616
Other current assets	9,152	9,034

	12,230	13,650
Fixed income investments, held to maturity	652	738
Fixed assets	9,657	9,660
Multiclient seismic data	369	288
Goodwill	5,854	5,305
Other assets	4,255	3,824

	$33,017	$33,465

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,852	$5,003
Estimated liability for taxes on income	908	878
Short-term borrowings and current portion of long-term debt	767	804
Convertible debentures	—	321
Dividend payable	249	253

	6,776	7,259
Other long-term debt	3,729	4,355
Postretirement benefits	1,581	1,660
Other liabilities	1,047	962

	13,133	14,236
Equity	19,884	19,229

	$33,017	$33,465

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Six Months	2010
Net Debt, January 1, 2010	$(126)
Net income	1,491
Depreciation and amortization	1,258
Pension and other postretirement benefits expense	149
Excess of equity income over dividends received	(83)
Stock-based compensation expense	95
Increase in working capital	(209)
Capital expenditure	(1,083)
Multiclient seismic data capitalized	(172)
Dividends paid	(505)
Proceeds from employee stock plans	164
Stock repurchase program	(872)
Geoservices acquisition, net of debt acquired	(1,033)
Other business acquisitions	(145)
Conversion of debentures	320
Pension and other postretirement benefits funding	(130)
Other	53
Translation effect on net debt	62

Net Debt, June 30, 2010	$(766)

Components of Net Debt	Jun. 30, 2010	Dec. 31, 2009
Cash and short-term investments	$3,078	$4,616
Fixed income investments, held to maturity	652	738
Short-term borrowings and current portion of long-term debt	(767)	(804)
Convertible debentures	—	(321)
Other long-term debt	(3,729)	(4,355)

	$(766)	$(126)

Business Review

(Stated in millions)

	Second Quarter			Six Months
	2010	2009	% chg	2010	2009	% chg
Oilfield Services
Revenue	$5,436	$4,956	10%	$10,533	$10,395	1%
Pretax Operating Income	$1,074	$1,022	5%	$2,042	$2,278	(10)%

WesternGeco
Revenue	$476	$559	(15)%	$948	$1,110	(15)%
Pretax Operating Income	$47	$97	(52)%	$114	$151	(25)%

Pretax operating income represents the segments’ income before taxes and noncontrolling interests. The pretax operating income excludes such items as corporate expenses and interest income and interest expense not allocated to the segments as well as the charges described on page 7, interest on postretirement medical benefits and stock-based compensation costs.

Charges

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Second-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

( Stated in millions, except per share amounts )

	First Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Net Income attributable to Schlumberger	$888	$214	$(2)	$672	$0.56

Add back charges:
- Merger-related transaction costs	35	—	—	35	0.03	Merger & integration
- Impact of elimination of tax deduction related to Medicare Part D subsidy	—	(40)	—	40	0.03	Taxes on income

Net Income attributable to Schlumberger, excluding charges	$923	$174	$(2)	$747	$0.62

	Second Quarter 2009
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Net Income attributable to Schlumberger	$767	$152	$(2)	$613	$0.51
Add back charges:
- Postretirement benefits curtailment	136	14	—	122	0.10	Cost of revenue
- Workforce reduction	102	17	—	85	0.07	Cost of revenue

Net Income attributable to Schlumberger, excluding charges	$1,005	$183	$(2)	$820	$0.68

There were no charges in the second quarter of 2010.

Oilfield Services

Second-quarter revenue of $5.44 billion was 7% higher sequentially and 10% higher year-on-year. Sequentially, revenue increased in all Areas. In Europe/CIS/Africa, revenue grew primarily due to the seasonal rebound in activity in Russia and improved activity in the North Sea GeoMarket, the effects of which were partially offset by reduced activity in the North Africa and West & South Africa GeoMarkets. Latin America Area revenue increased mostly in the Mexico/Central America GeoMarket on higher activity as well as on a strong performance in Integrated Project Management (IPM) service delivery, and in the Brazil GeoMarket on the continued build-up of offshore exploration activity. In North America, revenue grew on a surge in US Land from a combination of increased activity and pricing that was partially offset by the impact of the spring break-up in Canada and the early effects of the deepwater drilling moratorium in the US Gulf of Mexico. Middle East & Asia Area revenue was higher mainly due to increased activity and Well Services product sales. The acquisition of Geoservices during the quarter also contributed to the overall sequential increase in revenue.

Among the Technologies, sequential revenue growth was strongest in Well Services primarily due to stronger US Land activity and pricing, increased product sales in the Middle Eastern GeoMarkets, and the seasonal rebound in Russia. Artificial Lift recorded strong growth on equipment sales in Russia and the Middle Eastern GeoMarkets.

Second-quarter pretax operating income of $1.07 billion increased 11% sequentially and 5% year-on-year. Pretax operating margin improved 75 basis points (bps) sequentially to 19.8% primarily due to the significantly stronger performance in the US Land GeoMarket resulting from the increased activity and pricing combined with the seasonal rebound in Russia and a more favorable revenue mix in the North Sea GeoMarket. These increases were partially offset by the impact of lower activity in the North Africa and West & South Africa GeoMarkets, the effects of the deepwater drilling moratorium in the US Gulf of Mexico, and the spring break-up in Canada.

North America

Second-quarter revenue of $1.11 billion was 8% higher sequentially and 36% higher year-on-year. Pretax operating income of $116 million was 40% higher sequentially and 1,375% higher year-on-year.

Sequentially, US Land GeoMarket revenue surged 35% driven by a 13% increase in rig count, high service intensity in unconventional oil and gas reservoirs, and continued pricing improvements for Well Services technologies. This increase was partially offset by lower revenue in the Canada GeoMarket due to the seasonal spring break-up and the decrease in the US Gulf of Mexico GeoMarket revenue as a consequence of the moratorium on deepwater drilling.

Pretax operating margin for the Area improved 237 bps sequentially to 10.4%. Among the GeoMarkets, US Land pretax operating margin increased 14.9 percentage points sequentially due to increased Well Services activity and pricing, but this increase was tempered by lower pretax operating margins in the US Gulf of Mexico and Canada as a result of the lower activity.

In Alaska, Drilling & Measurements PeriScope* bed boundary mapper technology successfully steered a 2,400-ft horizontal lateral on the ConocoPhillips Alpine project keeping the well entirely within a 15-ft thick zone in the reservoir. The well has now been completed and is producing at rates in excess of the original plan.

Also in Alaska, Schlumberger Drilling & Measurements EcoScope*, StethoScope* and ProVISION* advanced logging-while-drilling and reservoir steering services helped Brooks Range Petroleum generate savings of $700,000 in rig costs due to drilling performance, plus an additional $500,000 in pipe costs by eliminating a casing string on an exploration well. The combination of the measurements and their interpretation provided sufficient information to characterize the target zone.

In West Texas, the Wireline FloScan Imager* horizontal and deviated well production logging system was deployed on coiled-tubing for Apache in a well in the North McElroy Unit. The low-pressure well would not flow naturally and liquid nitrogen was required to lift the fluid column of water and oil. The FloScan Imager service was then run to successfully determine the contribution of each zone of the well in order to optimally position the artificial lift system.

In Canada, Schlumberger Testing Services was awarded a three-year multiphase flow metering contract for Suncor, including a purchase order for 17 PhaseWatcher* fixed well production monitoring equipment sets equipped with Vx* multiphase well testing technology. The agreement follows a successful field trial, in which the flowmeters improved accuracy of production flow measurements and optimized production parameters in real time. This is the first application of Vx technology in steam-assisted gravity drainage (SAGD) operations.

Statoil Canada awarded an exclusive contract to Schlumberger to provide REDA Hotline550* high-temperature electric submersible pump systems for their first oil sands project. The Hotline550 pump was selected for its durability in the high temperature environments of steam-flood production.

Latin America

Second-quarter revenue of $1.14 billion was 8% higher sequentially and 15% higher year-on-year. Pretax operating income of $205 million increased 10% sequentially and 17% year-on-year.

Sequentially, revenue in the Mexico/Central America GeoMarket grew primarily through higher activity and improved IPM drilling performance; increased offshore activity on better weather conditions; and the finalization of Schlumberger Information Solutions (SIS) contracts. Revenue in the Brazil GeoMarket increased as the result of the continued expansion of offshore activity while the Argentina/Bolivia/Chile GeoMarket recorded growth that was driven by drilling activity in unconventional gas projects. These increases, however, were partially offset by lower revenue in the Venezuela/Trinidad & Tobago GeoMarket primarily for SIS services, and in the Peru/Colombia/Ecuador GeoMarket on decreased Testing Services equipment sales and reduced gain share in IPM projects.

Pretax operating margin was up 35 bps sequentially to 17.9% primarily driven by the increased activity in the Mexico/Central America and Argentina/Bolivia/Chile GeoMarkets.

In Brazil, Petrobras has awarded Schlumberger a contract for two new stimulation vessels, with an initial term of five years and an option to renew for an additional five years. The award represents the reentry of Schlumberger into the Brazilian vessel stimulation marketplace after a long absence. As a result of this award, Schlumberger stimulation technology will be available to contribute to the performance optimization of Petrobras reservoirs, including those in pre-salt areas. The new vessels, DeepSTIM Brasil I and II, will be custom-designed, state-of-the-art, and will be built to new clean design standards that reduce environmental impact from air emissions, sea discharges and accidental damage to the ship’s hull.

In Mexico, PEMEX awarded Schlumberger a contract for the supply of a stimulation vessel with matrix acidizing, hydraulic fracturing and nitrogen pumping services for offshore operations. The three-year contract provides for a further three-year extension and gives Schlumberger a presence in the offshore stimulation market in Mexico.

On a deepwater well in Mexico for PEMEX, two innovative Schlumberger services were deployed to help optimize deepwater programs and identify new productive zones. As a result, pressure transient analysis using MDT* modular formation dynamics tester technology added value to the well testing program, while MSCT* rotary sidewall coring technology helped optimize the well coring program by recovering high quality core samples for geological uncertainty analysis.

In the PEMEX Mexico North Region, Schlumberger Wireline Sonic Scanner* acoustic scanning platform and FMI* fullbore formation microimager technologies enabled the characterization of natural fracture systems in high resistivity gas-bearing carbonates where oriented perforating was required for optimum production. The solution became necessary following a change from water-based to oil-based drilling mud in order to improve drilling efficiency.

In Peru, Drilling & Measurements EcoScope logging-while-drilling technology successfully identified previously bypassed low resistivity pay zones in the BPZ Energy Corvina field. In addition, Data & Consulting Services real-time monitoring and petrophysics interpretation helped BPZ Energy plan for future development in the area.

Also in Peru, Schlumberger Testing Services PhaseWatcher multiphase production monitoring equipment has been selected by Pluspetrol Corporation to monitor gas and condensate production on two wells in the Peruvian jungle. The award followed client evaluation of a unique integrated Schlumberger technology solution using PhaseSampler* multiphase sampling equipment combined with PhaseWatcher multiphase measurements to reduce uncertainty on fluid behavior.

In Colombia, Schlumberger Wireline successfully performed a walkaway seismic survey for Cepcolsa in the Llanos basin using 20 downhole sensors and 80 vibrator positions. The high resolution results eliminated previous uncertainties in the structural geological model and led to the repositioning of a future offset well to avoid a geological fault.

Also in Colombia, based on evaluation of a range of cement slurry mechanical properties, Ecopetrol selected Schlumberger FlexSTONE* advanced flexible cement technology for wells assigned by contract that are candidates for hydraulic fracturing and stimulation treatment as well as for any other wells expected to be subjected to dynamic stress.

Elsewhere in Colombia, on the Casabe field management production alliance with Ecopetrol, Well Services EasyBLOK* solid gas migration control and CemNET* advanced fiber technology are helping overcome formation fluid migration challenges during cementing operations on exploration wells close to the border of the field. These advanced cement technologies are being deployed in line with technical risk simulations developed by Schlumberger CemCADE* cementing design, WELLCLEAN* mud removal, and GasMigrationAdvisor* software services.

In Venezuela, Schlumberger Wireline successfully introduced the Rt Scanner* triaxial induction and the ECS* elemental capture spectroscopy services for the PDVSA offshore asset team in a well on the Dragon Field, off the northeast coast of the Paria peninsula. The new measurements, especially designed for evaluating anisotropic laminated formations, are helping PDVSA construct a more accurate reservoir model to optimize gas production in the field. Based on the results, PDVSA have already requested the same services on future wells.

Elsewhere in Venezuela, Drilling & Measurements technologies set world drilling records for PDVSA Oriental Norte on the Travis Norte field while drilling the 17 1/2-in. hole. The downhole motor, measurement-while-drilling tools and bicenter drillbit recorded an outstanding 509 1/2 hours of circulating time. This record was due to a strong Schlumberger-wide integrated effort with good drilling practices and support from the IPM team on rig SDS-97.

Europe/CIS/Africa

Second-quarter revenue of $1.74 billion was 7% higher sequentially but 2% lower year-on-year. Pretax operating income of $319 million was 9% higher sequentially but 26% lower year-on-year.

Sequentially, Russia revenue increased on the post-winter seasonal rebound in activity and higher Artificial Lift systems sales while the North Sea GeoMarket recorded growth on higher exploration and appraisal activity in the UK sector as well as increased drilling activity in the Norwegian sector. These increases were partially offset by a decrease in the North Africa GeoMarket due to completion of two IPM projects and to lower Testing Services, Completions and Artificial Lift equipment sales. The West & South Africa GeoMarket also recorded a sequential decrease in revenue from reduced exploration-related services and from lower drilling activity that reduced demand for Drilling & Measurements technologies.

Pretax operating margin improved 29 bps to 18.4% as the positive impact of the increased activity in Russia and the more favorable revenue mix in the North Sea GeoMarket more than offset the effect of the reduced revenue in the West & South Africa and North Africa GeoMarkets.

In the UK Sector of the North Sea, Well Services StageFRAC* multistage fracturing and completion technology was deployed for BP on a Machar field sidetrack well displaying water encroachment and unpredictable natural fracture density. Seven fractures were placed in the best sections of the reservoir using MSR* mud and silt remover with VDA* viscoelastic diverting technology deployed from the BIGORANGE XVIII stimulation vessel. The initial productivity index was three times that expected, and the well was completed with significant time savings.

In Norway, Eni has awarded Schlumberger a five-year completions contract with multiple options for extension on the Goliat oil field development project in the Barents Sea. The award covers lower completion technologies that include screen hanger packers, screens, inflow control devices, mechanical FIV* formation isolation valve systems and open-hole packers. This contract also covers other Eni operated fields to be developed in Norway including the Marulk field planned for 2011.

In Poland, Schlumberger cementing technologies have been successfully deployed in the Wierzchowice Underground Gas Storage field for Polskie Górnictwo Naftowe i Gazownictwo SA (PGNiG). Wells in the field are subject to significant cyclical variation of pressure and temperature while the storage formations exhibit very low fracture gradients. A combination of FlexSTONE flexible cement and LiteCRETE* slurry system technologies was used to withstand casing expansion and contraction during the storage cycle and provide high compressive strength with low slurry density. Four wells have now been completed with this technology combination with more wells planned.

In a rigless operation in Algeria for Groupement Ourhoud, a partnership between Sonatrach, Anadarko, Burlington Resources, Cepsa, Eni, Maersk and Talisman Energy, the biggest operational challenge was to perforate upwards across multiple small intervals instead of across the whole horizontal section while maintaining accurate depth control. This was successfully achieved by a perforating string designed specifically for horizontal well completions. The customized design used new technologies including PURE* clean perforating systems, addressable perforating gun switches, secure detonators and PowerJet Omega* deep penetrating charges. The well, which was perforated in two stages, currently produces 2,000 m3/d of crude oil over its length.

In Libya, Schlumberger Wireline technology stimulated four wells in mature fields operated by Mellitah Oil and Gas (an NOC/Eni controlled joint venture) to reverse falling oil production mainly caused by scale formation. The stimulation technique deployed is an adaptation of PURE clean perforating technology and resulted in average oil production increases of 325% with a corresponding decrease in water cut of 35%.

In the Aktas field in Kazakhstan, Schlumberger Wireline PURE underbalanced perforating system for clean perforations was deployed for Tasbulat Oil Corporation to boost production in newly drilled wells vital to production enhancement plans for sustaining field development. The success of this technology has led to deployment of P4* post-perforation propellant pulse, a new generation perforation technique that generates a pressure pulse powerful enough to fracture the formation.

In a major Eastern Siberia field with complex geology, conventional drilling and steering technology was being used to drill and place the horizontal well sections for TNK-BP in a thin reservoir layer. The introduction of Drilling & Measurements PowerDrive* rotary steerable, IMPulse* measurement-while-drilling and ADNvision* logging-while-drilling technologies has led to dramatic improvements in well construction time and productivity. The technologies’ real-time petrophysical measurements allowed Schlumberger and TNK-BP geologists to place a well in the optimum part of the reservoir, while the PowerDrive system reduced drilling times for the horizontal section by three days.

In Russia, Schlumberger Drilling & Measurements significantly increased the volume of directional drilling services with JSC Gazprom Neft in Muravlenko, gaining an additional 19 horizontal and 4 deviated sidetracks. The award of these additional wells, based on experience and service quality, places Schlumberger as the single largest supplier of directional drilling services in the highly competitive and important horizontal well market of West Siberia.

Middle East & Asia

Second-quarter revenue of $1.37 billion was 4% higher sequentially and 5% higher year-on-year. Pretax operating income of $427 million increased 4% sequentially and 2% year-on-year.

Sequentially, revenue growth was recorded across most of the Middle Eastern GeoMarkets from increased activity that resulted in strong demand for Wireline services, and from higher sales of Well Services products and Artificial Lift equipment. These increases were partially offset by a decrease in revenue in the Australia/Papua New Guinea GeoMarket as a change in the mix of offshore activities reduced demand for Wireline and Drilling & Measurements services; and by a decrease in the East Asia GeoMarket on lower IPM activity.

Pretax operating margin remained strong at 31.1% as the positive impact of the increased activity in the Middle Eastern GeoMarkets offset the impact of a less favorable revenue mix in the Australia/Papua New Guinea GeoMarket.

In Saudi Arabia, a combination of Wireline FloScan Imager and RST* reservoir saturation tool technologies was run on coiled-tubing for Saudi Aramco. The FloScan Imager determined the total contribution of each lateral. The RST was run in water flow log mode to pinpoint water entry zones in each of the laterals. This was the first time that the water flow log conveyed with a coiled-tubing multilateral tool has been run in Saudi Arabia where real-time monitoring and decision making is a critical success factor for such operations.

Also in Saudi Arabia, Schlumberger Well Services FUTUR* active set-cement technology was used for LUKOIL Saudi Arabia Energy Limited on a natural gas well planned to be tested in open hole under varying conditions of temperature and pressure. After placement, Wireline cement evaluation logs confirmed optimal cement bonding across the interval indicating that the self-repairing cement will be able to react if the cyclical well test stresses lead to any loss of zonal isolation.

Elsewhere in Saudi Arabia, Well Services FlexSTONE HT* advanced high-temperature flexible cement technology was used to cement the liner in a LUKOIL Saudi Arabia Energy Limited well that was to be fractured. The design of the cement job was based on the expected fracture stimulation pressure and temperature changes with subsequent cement bond logs showing excellent bonding between casing and cement and between cement and formation. During fracturing, pressures up to 14,000 psi were experienced while temperatures reached 340 deg F.

In Oman, Schlumberger has been awarded a five-year contract by Petroleum Development Oman for well production services. The contract covers hydraulic fracturing services with coiled-tubing and surface sand handling and well flow-back operations for formation clean-up. The contract, which includes the highest number of fracture stages pumped per year in the region, was awarded based on operational efficiency, service delivery, and engineering support.

In India, new technology Wireline services helped Reliance Industries Limited determine accurate reservoir properties in a thinly laminated reservoir. The combination of Rt Scanner triaxial induction and OBMI* oil-base microimager technologies successfully identified thin sand units within the reservoir while the PressureXpress* formation pressure while logging service helped establish pressure gradients and confirmed communication of individual thin beds. As a result of overall accurate depth matching, the efficiency of subsequent MDT formation fluid sampling was optimized at correct depths in reduced time.

In the Gulf of Thailand, Drilling & Measurements PeriScope bed boundary mapper technology was deployed for Salamander Energy on a three-well infield horizontal development campaign. The advanced well-placement technology successfully placed the wells in the optimal reservoir sections leading to a significant increase in production. All three wells flowed at the upper end of estimates when tested, and have all been brought on stream.

Also in the Gulf of Thailand, Wireline CHDT* cased hole dynamics tester technology was used for NuCoastal (Thailand) Limited to determine reservoir depletion and connectivity in existing wells and identify new perforation intervals. In addition, MDT technology with dual packer module functionality in combination with the InSitu Fluid Analyzer* system was used to prove hydrocarbon presence in the low permeability formations. The real-time capability of the InSitu system confirmed that the new zones have the same properties as the main field.

Schlumberger was awarded a significant integrated completion program by CNOOC China Ltd. Tianjin (CCLT) in China. The award, covering 18 wells, is the result of intensive reservoir and well placement studies. CCLT collaborated with several Schlumberger Technologies to determine the optimum method of wellbore architecture in order to achieve their production enhancement goals. Numerous methods were evaluated before an openhole gravel pack lower completion was chosen. The upper completion design was finalized utilizing Schlumberger subsurface safety valves, production packers, chemical injection systems and artificial lift systems.

In East Malaysia, Well Services OilSEEKER* diverter fluid technology was used for Shell to reverse production decline on a well producing with high water cut on the South Fourious platform. The technology successfully plugged the water zone to divert the treatment fluid into the oil layer to remove damage from fines migration. Surface pressure during pumping indicated excellent diverter efficiency and well production post treatment stabilized at an increase of 100 bbl/d and a water cut of 30%.

In Indonesia, close collaboration between TOTAL E&P Indonesia and Schlumberger Well Services has helped maintain production of the giant mature Handil oil field at optimum levels. Being a structurally stacked reservoir with a wide range of permeability among its target zones, use of recent advances in workover techniques without pulling or replacing the completion added extra complication to remedial operations. A successful campaign of cement remediation was nevertheless conducted to isolate water producing zones using a wide range of Schlumberger cementing technologies with innovative placement techniques.

WesternGeco

Second-quarter revenue of $476 million was 1% higher sequentially but 15% lower year-on-year. Pretax operating income of $47 million decreased 31% sequentially and 52 % year-on-year.

Sequentially, Marine revenue increased primarily due to the addition of two new vessels to the fleet and to greater productivity on a number of projects. Data Processing revenue grew on higher activity in Europe and Africa and in North America. These increases were partially offset by lower Multiclient revenue, mostly in North America following the seasonally stronger first quarter, and by a decrease in Land revenue following the completion of a contract in the Middle East.

Pretax operating margin decreased 447 bps sequentially to 9.8% primarily due to the decrease in Multiclient revenue and to the lower Land revenue coupled with start-up costs on a land project in Africa. These decreases were partially offset by the positive impact of the higher productivity in Marine.

WesternGeco completed the acquisition of two 3D DISCover* surveys for Oil & Natural Gas Corporation Limited (ONGC) offshore the west coast of India. The DISCover technique is enabled by Q-Marine* technology and employs a sparse set of streamers towed beneath a conventional 3D streamer array resulting in a broader bandwidth data set. The technique was used in two blocks measuring 500 km2 and 1,000 km2. These projects were designed to improve seismic imaging of the sub-basalt section which is one of the key challenges for these frontier basins of the Kerala-Konkan and Gujarat areas in India. The acquisition commenced in March and was completed before the onset of the monsoon season. Currently, the data are undergoing processing at the WesternGeco Mumbai GeoSolutions center.

In the second quarter of 2010, WesternGeco completed acquisition of a new multiclient survey in the West Loppa area of the Barents Sea. The survey, covering 1,491 km2, extends the area of 3D coverage acquired in 2008 and 2009 over an exciting area where mapping of existing 2D data shows potential Tertiary, Cretaceous and Jurassic plays. Fast-track seismic data processing, including 3D GSMP* general surface multiple prediction, will be available by the end of July, in time for the Norwegian 21st Licensing Round.

In the US Gulf of Mexico, a WesternGeco multiclient wide-azimuth Q-Marine* crew completed acquisition of the E-Octopus X survey over the Garden Banks Tiber discovery. A second crew continued acquiring the E-Octopus VIII wide-azimuth survey in the highly prospective Alaminos and Keathley Canyon areas.

The WesternGeco multiclient library expanded in the quarter to include the completion of several offshore and onshore projects in North America. In the Walker Ridge area of the US Gulf of Mexico, E-Octopus VI final products were delivered, including a reverse time migration volume. Velocity model creation on this wide-azimuth survey employed well-constrained tomography with successful results. Onshore, the final anisotropic depth migration deliverables are available for both the Piceance Basin 3D Q-Land* survey in Colorado’s Rio Blanco County and the South Texas Karnes DeWitt Goliad (KGD) project.

In North America, onshore acquisition activity included an encouraging point-receiver feasibility test for the Bakken Shale in the prolific Williston Basin area. This test deployed a Q-Land mini acquisition system to acquire receiver-dense 2D lines. The information gathered is to be used to assist in a survey evaluation and design for the determination of the optimum parameters for a possible larger 3D Q-Land acquisition survey.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 83,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $22.70 billion in 2009. For more information, visit www.slb.com.

# # #

* Mark of Schlumberger

EcoScope service uses technology that resulted from a collaboration between Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 23, 2010. The call is scheduled to begin at 8:00 am US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1096 within North America, or +1-612-332-0107 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 23, 2010 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 157440.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com